Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our report dated July 19, 2013, with respect to the financial statements and financial highlights of Western Asset Adjustable Rate Income Fund, a series of Legg Mason Partners Income Trust, as of May 31, 2013 incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

New York, New York

September 19, 2013